EXHIBIT 99

                               PRESS RELEASE















                          P R E S S   R E L E A S E


RELEASE DATE:                                   CONTACT:
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September 17, 2003                              Frank D. Martz
                                                Group Senior Vice President
                                                of Operations and Secretary
                                                (724) 758-5584


                 ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
                 -------------------------------------------------

     ESB Financial Corporation announced today that its Board of Directors at its meeting on September 16, 2003 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on October 24, 2003 to the stockholders of record at the close of business on September 30, 2003.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's results of operations for the three months ended June 30, 2003. The Company recognized net income for the three month period ended June 30, 2003 of $1.67 million or $.15 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

     ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through seventeen offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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